Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement on Form S-8 of ARC Group, Inc., Registration No. 333-176383, of our report dated April 28, 2017, relating to Seediv, LLC’s financial statements for each of the years ended December 31, 2015 and 2014 appearing in the Form 8-K/A of ARC Group, Inc. filed on or about April 28, 2017.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

April 28, 2017